EXHIBIT 4(a)




                    AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AGREEMENT



      This AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AGREEMENT ("Amendment"), is made as of the____ day of December, 1996 by and between AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association with its principal office located at 33 N. LaSalle Street, Chicago, IL 60690, and KABLE NEWS COMPANY, INC. ("Company"), an Illinois corporation with its principal place of business located at 16 South Wesley Avenue, Mt. Morris, Illinois 61054.

                                         WITNESSETH:

      WHEREAS, Company and Bank previously entered into a certain Amended and Restated Loan Agreement dated as of October 6, 1995, said Loan Agreement amended pursuant to that certain Amendment No. 1 to Amended and Restated Loan Agreement dated as of September 26, 1996 (collectively, the "Agreement"); and

      WHEREAS, Company has requested and Bank has agreed to an increase of an additional Two Million Five Hundred Thousand Dollars ($2,500,000.00) to the Credit Loan.

      NOW THEREFORE, in consideration of the terms and conditions contained herein and of any extension of credit heretofore, now or hereafter made by Bank to Company, the parties hereto agree as follows:

1. All capitalized terms used herein without definition should have the meanings set forth in the Agreement.

2. Section 1.1(a) of the Agreement is amended in its entirety to now read as follows:

     "l.l  Amount.

            (a) Credit Loan. Subject to terms of this Agreement, the Company may borrow from the Bank and the Bank will thereupon lend to the Company, and the Company shall repay in accordance with the terms of this Agreement and may reborrow at any time prior to the Maturity Date any amount which is a multiple of $100,000 up to a maximum amount at any one time outstanding of $35,000,000 (herein called the 'Credit' or the 'Credit Loan'), provided that the Bank receives prior to the initial borrowing the certificates required by Sections 7.1 and 7.2 and, prior to all subsequent borrowings, the representations and certificates required by Section 7.2."

3. Section 1.2(a) of the Agreement is amended in its entirety to now read as follows:

      "1.2  Notes.

            (a) Revolving Note. The borrowing under the Revolving Credit described in Section 1.1(a) will be evidenced by a note (herein called the 'Revolving Note'), in the form of Exhibit I hereto, dated December ____ , 1996. which is payable to the order of the Bank on August 31, 1999, in the principal amount of $35,000,000. The principal amount of the Credit Loan outstanding as of the date hereof shall be recorded by the Bank on computer or other records of the Bank, and the principal amount of each additional Credit Loan and of any payment of principal of the Revolving Note may be evidenced by notations made by the Bank on such records, showing the date and amount of each additional Credit Loan or payment of principal. The aggregate unpaid amount of Credit Loans set forth on such records shall be rebuttable presumptive evidence of the principal amount thereof owing and unpaid if the Bank records all of the Credit Loans and makes notations of the payments of principal on such records, but the Bank shall not be under any obligation to do so."

4. Section 1.9 of the Agreement is amended it its entirety to now read as follows:

            "1.9 Commitment Fee. The Company shall pay to the Bank, quarterly in arrears, a commitment fee equal to one quarter of one percent (1/4%) of the difference between (a) $35,000,000; and (b) the average daily amount of the $35,000,000 Credit Loan that is outstanding during the proceeding quarter, with such commitment fee payable on the fifteenth (15th) day of the first month following the end of each quarter during the term of this Agreement."

5. In Section 9.1 of the Agreement, the indented paragraph beginning with "(a) Maximum Loan Amount. On any given day ..." is amended to now read in its entirety as follows:

      "(a) Maximum Loan Amount. On any given day during the term of this Agreement, the "Maximum Loan Amount" for purposes of the Revolving Note (and the maximum amount that the Company may borrow on under the Credit
      Loan) is hereby defined as the lessor of: (a) 80% of the Company's 'Net Accounts Receivable' (as hereinafter defined); and (b) $35,000,000. For purposes of this Agreement, the term 'Net Account Receivables' means the amount shown on line 10 of the most recent Monthly Collateral Report delivered to the Bank, plus all estimated net billings shown on the then current Collateral Reconciliation Report and minus all collections that are deposited in the 'Cash Collateral Account' (as defined in Section 9.1(b)(ix) hereof). The estimated net billings of the Company will then be adjusted to the extent necessary on the next Monthly Collateral Report submitted to the Bank to reflect the actual net billings of the Company. To the extent that there is any discrepancy between the net billings as shown on the Collateral Reconciliation Report and those shown on the Monthly Collateral Report, the net billings on the Monthly Collateral Report shall control in all respects."

6. Collateral. To induce Bank to enter into this Amendment and to make the increased Credit Loan available to Company, Company hereby agrees, acknowledges and confirms with Bank that (i) the security interest granted to Bank in the Collateral as provided in Section 9 of the Agreement is hereby confirmed and remains in full force and effect, and (ii) such security interest in the Collateral shall extend to and the Collateral shall secure all of the increased Credit Loan, in addition to all Other Obligations of Company under the Agreement.

7. Company shall deliver to Bank a new Revolving Note dated as of the date hereof in the principal amount of $35,000,000 (the "Replacement Note"), in the form attached hereto, which Replacement Note shall be issued to Bank in replacement of and substitution for, and not in payment of, the Revolving Note dated September 26, 1996 and all Obligations evidenced thereby shall hereafter be evidenced by the Replacement Note. All references in the Agreement to the "Revolving Note" shall hereafter be deemed to refer to the Replacement Note. Upon delivery of the executed Replacement Note by Company to Bank, Bank shall mark the prior Revolving Note as "canceled and replaced."

8. Company hereby represents and warrants to Bank that the execution, delivery and performance by it of this Amendment has been duly authorized by all necessary corporate action, and that this Amendment is a legal, valid and binding obligation of Company enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to: (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally; and (b) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

9. Company hereby represents and warrants to Bank that the execution, delivery and performance by Company of this Amendment does not, and will not, contravene or conflict with any provision of (i) law, (ii) any judgment, decree, or order, or (iii) Company's articles of incorporation or by-laws, and does not, and will not, contravene or conflict with, or cause any Lien to arise under, any provision of any agreement or instrument binding upon Company or upon any property of Company.

10. Company hereby certifies that each of the representations and warranties contained in the Agreement and each of the other agreements delivered in connection therewith (the "Other Agreements") is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent specifically amended pursuant to this Amendment and that no Event of Default of Default currently exists under the Agreement or any of the Other Agreements or will exist after or be triggered by the execution and delivery of this Amendment.

11. Except as specifically amended above, the Loan Agreement, as amended, and each of the Other Agreements shall remain in full force and effect and is hereby ratified and confirmed.

12. The execution, delivery and effectiveness of this Amendment shall be limited precisely as written and shall not be deemed to (i) be consent to any waiver or modification of any other term or condition of the Loan Agreement or any of the Other Agreements or (ii) prejudice any right, power or remedy which Bank now has or may have in the future under or in connection with the Loan Agreement of any of the Other Agreements. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to 'this Agreement,' 'hereunder,' 'hereof,' 'herein' or words of similar import shall mean and be a reference to the Loan Agreement as amended hereby.

13. This Amendment shall be deemed to be effective as of December _______, 1996, provided that Company shall deliver to Bank the documents described on the attached Schedule of Documents upon the execution hereof.

14. This Amendment may be executed in separate counterparts, each of which shall, collectively and separately, constitute one agreement. To the extent the terms of this Amendment conflict with the terms of the Agreement or any Exhibit or Schedule thereto, the terms of this Amendment shall be controlling.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their respective duly authorized officers as of the day and year first written above.




                                          KABLE NEWS COMPANY, INC.


                                          By:   /s/ Mohan Vachani
                                                -----------------
                                          Its:  Vice President
                                                -----------------


                                          ATTEST:


                                          By:   /s/ Valerie Ascuitto
                                                --------------------
                                          Its:  Assistant Secretary
                                                --------------------



                                          AMERICAN NATIONAL BANK AND
                                          TRUST COMPANY OF CHICAGO

                                          By:   /s/ Elizabeth G. Brandt
                                                -----------------------
                                          Name: Elizabeth G. Brandt
                                                -----------------------
                                          Its:  Commercial Banking Officer
                                                ---------------------------